Filed Pursuant to Rule 424(b)(3)

Registration No. 333-270934

PRICING SUPPLEMENT NO. 2

Dated June 15, 2023 to

PROSPECTUS SUPPLEMENT

Dated March 29, 2023 and

PROSPECTUS

Dated March 29, 2023

CATERPILLAR FINANCIAL SERVICES CORPORATION

MEDIUM-TERM NOTES, SERIES K, FLOATING RATE NOTES DUE 2025

Subject	Final Pricing Details
Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series K, Floating Rate Notes Due 2025
Form of Security:	Global Note
Format:	SEC Registered-Registration Statement Number 333-270934
Trade Date/Pricing Effective Time:	June 15, 2023
Settlement Date (Original Issue Date):	June 21, 2023, which is the third business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on any date prior to two business days before delivery will be required, because the Medium-Term Notes will not initially settle in T+2, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.
Maturity Date:	June 13, 2025
Principal Amount:	$475,000,000
Price to Public (Issue Price):	100.000%
Dealers’ Commission:	0.150% (15.0 basis points)
All-in-price:	99.850%
Net Proceeds to Issuer:	$474,287,500
Interest Rate Basis (Benchmark):	Compounded SOFR (as defined in the Prospectus Supplement dated March 29, 2023)
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+52.0 basis points (0.520%)
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars

Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	0.000%
Initial Interest Rate:	Compounded SOFR determined on September 11, 2023 plus the Spread, accruing from and including June 21, 2023 to but excluding the first Interest Payment Date, calculated as described in the Prospectus Supplement dated March 29, 2023
Interest Reset Periods and Dates:	Quarterly on the 13th of March, June, September and December of each year prior to the Maturity Date, calculated as described in the Prospectus Supplement dated March 29, 2023
Interest Determination Dates:	Quarterly, two (2) U.S. Government Securities Business Days (as defined in the Prospectus Supplement dated March 29, 2023) prior to each Interest Payment Date
Interest Payment Dates:	Interest will be paid quarterly on the 13th of March, June, September and December commencing September 13, 2023 and ending on the Maturity Date
Interest Period:	The period from and including an Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date)
Observation Period:	The period from and including two U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding two U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including two U.S. Government Securities Business Days preceding the Settlement Date to but excluding two U.S. Government Securities Business Days preceding the first Interest Payment Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A

Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	Actual/360
Business Days:	New York and U.S. Government Securities Business Day
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	BofA Securities, Inc.
Billing and Delivery Agent:	BofA Securities, Inc.
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14913UAC4
No PRIIPs KID - No EU PRIIPs key information document (KID) or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.
CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.